Exhibit 99.1

GRACO INC.
P.O. Box 1441
News Release	Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Feb. 16, 2021	Investors: Mark Sheahan, 612-623-6656
Media: Charlotte Boyd, 612-623-6153
Charlotte M Boyd@graco.com

Patrick J. McHale to Retire as Graco’s President & CEO

Graco appoints Mark W. Sheahan as successor effective June 10, 2021

MINNEAPOLIS (Feb. 16, 2021) – Graco Inc. (NYSE:GGG), a leading manufacturer of fluid handling equipment, announced today that Mark W. Sheahan has been appointed President and Chief Executive Officer of the Company effective June 10, 2021. He succeeds Patrick J. McHale who, on Feb. 11, 2021, submitted his notice of intent to retire from the Company. Mr. McHale will step down from his CEO and board positions on June 10, 2021, but will remain employed by the Company through Sept. 15, 2021 to assist with the leadership transition. The board also appointed Mr. Sheahan a director effective June 10, 2021.

“After a thorough and thoughtful succession planning process, Mark is the clear choice to lead Graco into the future as President and CEO,” said Lee R. Mitau, Chairman of the Board. “In addition to successful corporate roles including most recently as CFO, Mark has a decade of experience leading a large and complex Graco division where he successfully developed and implemented business strategies and delivered exceptional results.”

Mr. Sheahan, 56, joined Graco in 1995. He has served as Chief Financial Officer and Treasurer since 2018. From 2008 to 2018, he was Vice President and General Manager of the Applied Fluid Technologies Division. He served in various corporate roles from 1995 to 2008. Mr. Sheahan graduated from the Carlson School of Management, University of Minnesota, with a Bachelor of Science in Business degree (accounting concentration). He also attended William Mitchell College of Law, from which he graduated with a juris doctorate degree.

Mr. McHale has been Graco’s President and CEO since 2007, and has worked for the Company for more than 31 years. “It’s been a great honor to spend my career at Graco. We have an outstanding team of employees, a high-performance and fact-based culture, great distributor and supplier partnerships, and a proud history of delivering high-quality and leading-technology products globally for nearly a century,” said Mr. McHale. “I am pleased to be able to pass the leadership torch to Mark, who shares my commitment to Graco’s culture, values, employees and business partners.”

Mr. Mitau thanked Mr. McHale on behalf of the board for his extraordinary leadership at the Company. “Pat’s contributions to Graco have been immense. His relentless drive for operational excellence, product innovation and superior customer service has propelled the Company to ever higher levels of performance. All Graco stakeholders are grateful for Pat’s tireless efforts, and the board wishes him well in retirement.”

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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